Total Number of Pages:  6
Exhibit Index on Sequential Page No.:  3




                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549




                                    FORM 8-K

                                 CURRENT REPORT




                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934


Date of Report (Date of earliest event reported): March 26, 1996



                                ORNDA HEALTHCORP
             (Exact name of registrant as specified in its charter)


                                    DELAWARE
                 (State or other jurisdiction of incorporation)


        1-11591                                           75-1776092
(Commission File Number)                      (IRS Employer Identification No.)

3401 West End Avenue, Nashville, Tennessee                   37203
(Address of principal executive office)                    (Zip Code)

Registrant's telephone number, including area code:  (615) 383-8599

Item 5.   Other Events.

     The Registrant hereby incorporates by reference the information about the Registrant set forth in Exhibit 99 attached hereto.

Item 7.   Financial Statements, Pro Forma Financial Information and Exhibits.

     (c)  Exhibits.

     99   The first two pages of Registrant's news release dated March 26, 1996.


                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   ORNDA HEALTHCORP

                                   (Signature)
                                   Ronald P. Soltman
                                   Senior Vice President, Secretary
                                   and General Counsel

Date:    March 26, 1996

                                  EXHIBIT INDEX

                                                                     Sequential
No.  Subject Matter                                                    Page No.

99   The first two pages of Registrant's news release
     dated March 26, 1996 ....................................................4

[ORNDA HEALTHCORP NEWS RELEASE LETTERHEAD]

FOR IMMEDIATE RELEASE:

Contact:          Keith B. Pitts
                  Executive Vice President and Chief Financial Officer
                    or
                  Trip Pilgrim
                  Director of Investor Relations
                  OrNda HealthCorp
                  (615) 383-8599

                            ORNDA HEALTHCORP REPORTS
                           SECOND QUARTER EPS OF $0.46

NASHVILLE, Tennessee (March 26, 1996) -- OrNda HealthCorp (NYSE:ORN) today reported that earnings per share rose to $0.46 on 60.0 million weighted average common and common equivalent shares for the second quarter ended February 29, 1996, compared with $0.43 on 44.6 million weighted average common and common equivalent shares for the same period last year. The majority of the increase in weighted average common and common equivalent shares is due to the issuance of
11.5 million common shares and the conversion of 1.4 million shares of convertible preferred stock to common shares in November 1995.

         Revenue for the second quarter of fiscal 1996 was $542.9 million compared with $442.7 million in last year's second quarter. OrNda's EBITDA margin improved to 15.9% for the second quarter of fiscal 1996 compared with 14.8% in the same period last year. Net income for the three months ended February 29, 1996, was $27.5 million compared with net income of $19.9 million last year.

         Earnings per share for the six months ended February 29, 1996, increased to $0.86 compared with $0.72 in the same period last year. For the six months ended February 29, 1996, revenues were $1.0 billion compared with $860.7 million last year. The Company's EBITDA margin increased to 15.2% from 14.5% for the same six-month period last year. Net income increased to $47.4 million for the first six-month period of fiscal 1996 compared with $33.3 million in the same period of fiscal 1995. On a fully diluted basis, earnings per share for the six months ended February 29, 1996, and February 28, 1995, were $0.85 and $0.72, respectively.



                                    - MORE -

ORN Reports Second Quarter Results
Page 2
March 26, 1996

         Same hospital admissions increased 3.7% and same hospital revenues rose 7.2% in the second quarter of fiscal 1996 compared with the same period last year. For the six months ended February 29, 1996, same hospital admissions increased 3.2% and same hospital revenues increased 7.2%.

         Charles N. Martin, Jr., chairman, president and chief executive officer of OrNda HealthCorp, said, "Our continuing success in increasing admissions, expanding ancillary services and managing resource consumption is fueling our strong earnings and revenue growth. Also, our proactive approach to managed care is having a beneficial impact on profitability."

         Mr. Martin added, "Our favorable experience in operating hospitals where managed care has a high penetration rate has helped us to prepare all our facilities for the challenge of managed care. Along with our ability to manage costs and expand services, we enhance profitability with significantly increased patient volume. OrNda's consistent EBITDA margin improvement is testimony to our success in operating within this cost-sensitive managed care environment. Our pending entry into Massachusetts demonstrates the confidence we have in our ability to operate in regions with a strong managed care presence."

         The Company recently announced three major pending acquisitions. First, OrNda announced that it was entering into a strategic partnership with The Fallon Healthcare System in Worcester, Massachusetts, and had signed a letter of intent to acquire Saint Vincent Healthcare System, consisting of a 432-bed acute teaching hospital, three skilled nursing facilities and other healthcare related companies. Terms of the transaction also would include OrNda's purchase of a minority interest in the Fallon Clinic, a 280-member multi-specialty group physician practice.

         Second, the Company announced that it has signed a definitive agreement to acquire the healthcare related businesses of Centinela Valley Health Services, Inc., including Centinela Hospital Medical Center, a 400-bed acute care facility in Inglewood, California; a group of eight primary care clinics; Centinela Hospital Airport Medical Clinic; and other related businesses. Centinela will be OrNda's sixteenth Los Angeles and Orange County facility.

         Third, as an addition to the Company's existing network in northwest Houston, Texas, the Company has signed a letter of intent to acquire Cypress Fairbanks Medical Center, a 149-bed acute care hospital and related healthcare facilities.

         OrNda HealthCorp, based in Nashville, Tennessee, is the third largest investor-owned hospital management company in the United States. It is a leading provider of health care services, delivering a broad range of inpatient and outpatient health care services principally through the operation of 48 hospitals located in urban and suburban communities in 14 states.

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